Exhibit 99.1

News Release
For Release July 19, 2006
12:00 P.M.

Contact:     Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                     Robin D. Brown, Senior Vice President & Director of Marketing
                    (803) 951- 2265

First Community Corporation Releases Second Quarter Earnings

Lexington, S.C. July 19, 2006 — Today First Community Corporation, the holding company for First Community Bank, reported net income for the second quarter and year-to-date 2006. Net income for the second quarter was $901 thousand compared to the second quarter of 2005 net income of $707 thousand, an increase of 27.4%. Diluted earnings per share were $.29 for the second quarter of 2006 compared to $.24 in the second quarter of 2005, an increase of 20.8%. Net income for the six months ended June 30, 2006 was $1.7 million compared to $1.5 million in 2005, an increase of 16.9%. Year-to-date diluted earnings per share for 2006 were $.57 compared to $.50 in 2005, an increase of 14%. For the first time, total assets exceeded the half billion dollar mark and were $538.1 million at June 30, 2006 compared to $462.1 million at June 30, 2005 an increase of 16.4%. Shareholders’ equity at June 30, 2006 was $60.2 million compared to $50.9 million at June 30, 2005, an increase of 18.5%.

As previously announced, First Community Corporation completed the merger with DeKalb Bankshares Inc., the holding company of The Bank of Camden, on June 9, 2006. The information for the second quarter and year-to-date 2006 reflects the results of this merger. Bill Bochette, Senior Vice President of First Community Bank and former Chairman and CEO of The Bank of Camden commented, “The merger has been a smooth transition and the former Bank of Camden banking office on DeKalb Street in Camden has converted to a full service First Community Bank office. The Camden market has a rich sense of history and character and a strong local business community which is consistent with First Community Bank’s strategy. This merger provides former Bank of Camden customers with the added convenience of additional banking offices and services.”

Mike Crapps, president and chief executive officer, commented on the company’s recent performance by saying, “We are extremely pleased in our continued success with the momentum building in the growth of our core earnings. Our strategic focus on shifting assets from the securities portfolio into the loan portfolio continues to be successful.” As planned, the investment portfolio as a percentage of total assets declined from 40.6% at June 30, 2005 to 33.8% as of June 30, 2006. The loan portfolio has continued to grow, increasing by $59.5 million (29.4%) during the past twelve months. It is significant to note that organic growth accounts for $32.1 million of that growth, which is an organic growth rate of 15.9%. The quality in the loan portfolio continues to be stellar with only $72 thousand in non-performing assets as of June 30, 2006 which is only .01% of total assets. Net charge-offs as a percentage of average loans was only .06%.

The company continues to be in the unique position of funding this quality loan growth with the previously mentioned cash flow from the investment portfolio along with the continued growth in core deposits. Growth in core deposits (including customer cash management sweep accounts) was $55.4 million during the past twelve months, which is an increase of 19.2%. Organic growth in core deposits was $40.8 million, an increase of 13.9% during this same time period. Crapps commented on this growth by saying, “We are obviously seeing the benefits of the passion that we bring to serving our customers, along with the effects of our marketing strategies and product enhancements.”

Core non-interest income (non-interest income excluding gains/losses on the sale of securities and extinguishment of debt) was also a highlight during the first six months of 2006, increasing by $1.0 million which represents an 85.4% increase over the same period in 2005. This growth is led by deposit service charges, residential mortgage origination fees and commissions on the sale of non-deposit investment products.

Crapps concluded by saying, “All of these factors point to a company with high quality on both sides of its balance sheet and with strong momentum in growth of core earnings. We continue to be extremely excited about the near term and long term future of First Community.”

In addition to releasing second quarter earnings, the company also announced that the board of directors has approved a cash dividend for the second quarter of 2006. The company declared a $.06 per share dividend, payable August 11, 2006 to shareholders of record as of July 31, 2006. Additionally, the company announced on June 30, 2006 a Share Repurchase Plan. The plan allows for the repurchase, on the open market, of up to 150,000 shares of the issued and outstanding shares of First Community Corporation common stock.

In addition to releasing financial results, the company announced that it has recently completed construction on a three-story, 27,000 square-foot administrative center located adjacent to the bank’s Lexington banking office. Relocation of staff to this new facility from offsite and leased space will be completed by the end of July.

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates twelve banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast, Prosperity, Newberry (2), Red Bank and Camden. First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO”.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Interest Income	$6,538	$5,244	$12,474	$10,108
Interest Expense	3,068	1,985	5,677	3,679

Net Interest Income	3,470	3,259	6,797	6,429
Provision for Loan Losses	129	72	248	138

Net Interest Income After Provision	3,341	3,187	6,549	6,291

Non-interest Inco me:
Deposit service charges	578	304	1,123	586
Mortgage origination fees	132	92	247	171
Commission on sale of non-deposit products	105	36	207	64
Gain (loss) on sale of securities	-	7	(69)	188
Gain on early extinguishment of debt	-	-	159	-
Other	312	191	612	360

Total non-interest income	1,127	630	2,279	1,369

Non-interest Expense:
Salaries and employee benefits	1,686	1,521	3,380	3,030
Occupancy	204	187	412	372
Equipment	290	321	575	651
Marketing and public relations	75	83	147	171
Amortization of intangibles	153	149	302	297
Other	774	606	1,536	1,131

Total non-interest expense	3,182	2,867	6,352	5,652

Income Before Taxes	1,286	950	2,476	2,008
Income Tax Expense	385	243	738	521

Net Income	$901	$707	$1,738	$1,487

Primary Earnings Per Share	$0.30	$0.25	$0.59	$0.53
Diluted Earnings Per Share	$0.29	$0.24	$0.57	$0.50

Average number of shares outstanding	2,982,406	2,836,208	2,926,953	2,824,586
Return on Average Assets	0.72%	0.60%	0.72%	0.66%
Return on Average Equity	6.72%	5.70%	6.61%	5.96%
Return on Average Tangible Equity	14.02%	12.55%	13.73%	13.14%
Net Interest Margin (non taxable equivalent)	3.22%	3.37%	3.27%	3.35%
Net Interest Margin (taxable equivalent)	3.30%	3.51%	3.36%	3.50%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2006	2005	2005

Total Assets	$538,075	$462,101	$467,455
Investment Securities	182,132	187,978	176,372
Loans	262,079	202,533	221,668
Allowance for Loan Losses	3,128	2,668	2,701
Total Deposits	408,792	336,040	349,604
Other Borrowings	64,883	72,578	63,963
Shareholders' Equity	60,241	50,854	50,767

Book Value Per Share	$18.48	$17.91	$17.82
Tangible Book Value Per Share	$8.49	$8.29	$8.34
Equity to Assets	11.2%	11.0%	10.9%
Loan to Deposit Ratio	64.1%	60.3%	63.4%
Allowance for Loan Losses/Loans	1.2%	1.3%	1.2%

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Average Balances:
Average Total Assets	$501,992	$454,291	$487,210	$458,938
Average Loans	237,466	196,374	231,759	192,539
Average Earning Assets	432,491	388,286	418,972	387,170
Average Deposits	381,460	335,230	367,581	333,907
Average Other Borrowings	61,672	66,620	62,498	66,573
Average Shareholders' Equity	53,812	50,009	53,024	50,312

Asset Quality
Nonperforming Assets:
Non-accrual loans	$22	$428	$22	$428
Other real estate owned	50	404	50	404
Accruing loans past due 90 days or more	-	120	-	120

Total nonperforming assets	$72	$952	$72	$952
Net Charge-offs	$127	$259	$141	$234
Net Charge-offs to Average Loans	0.05%	0.13%	0.06%	0.12%

Post Office Box 64 / Lexington, SC 29071